Exhibit 99.1

News Release

The Coca-Cola Company Announces Retirement of Director

ATLANTA, Dec. 16, 2024 – The Coca-Cola Company announced today that Helene Gayle has retired from her duties as a director.

Gayle had been a director of the company since 2013. She served as a member and former chair of the talent and compensation committee, and she was a member of the corporate governance and sustainability committee.

“I thank Helene for her 11 years of service and valued leadership for our company,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Helene has had a distinguished career and has been a vital member of our board.”

About Helene Gayle

Most recently, Gayle served as President of Spelman College in Atlanta, a leading liberal arts college. She began the position in July 2022 and recently stepped down.

Gayle also served as CEO, The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy, from October 2017 to June 2022.

Gayle was CEO of McKinsey Social Initiative, an independent non-profit organization founded by McKinsey & Company, from July 2015 to September 2017.

She held the positions of President and CEO of CARE USA, a leading international humanitarian organization, from 2006 to 2015. From 2001 to 2006, she served as program director in the Global Health Program at the Bill & Melinda Gates Foundation.

Gayle started her career in public health at the U.S. Centers for Disease Control and Prevention in 1984, holding various positions, ultimately becoming the director of the CDC’s National Center for HIV, STD and TB Prevention in 1995.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com